Exhibit 99.03

CapX 2020 Transmission Plan: Realizing the Vision Doug Jaeger Vice President, Transmission June 20, 2006

Background CapX 2020 Formed Spring 2004 Now eight utility core members with additional investor participants Focused on serving growing load in our service territories: generation outlet, reliability, market efficiency Collaborative efforts have achieved legislative and regulatory reform for cost recovery in MN and SD

CapX 2020 Utilities Serve Minnesota and the Immediate Region North Dakota South Dakota Iowa Minnesota Michigan Wisconsin 8,000 MW new generation to serve 6,300 MW load forecasted through 2020 including 2400 MW of wind

Historical growth from 2000-2004: 2.64% CapX growth 2009-2020: 2.49% Conservative Load Growth Estimates Based on Historical Trends MW Electricity Demand 7,300 8,300 9,300 10,300 11,300 12,300 13,300 14,300 1980 1985 1990 1995 2000

System Modeling Modeling Resulted in Sequenced List of Transmission Projects for Development Process Three different generation scenarios were modeled Required transmission assessed for each scenario Many facilities common for all three scenarios Established sequence for Project Groups Capital cost of all projects estimated to be $3 billion plus Project Group 1

Projects 2014 to 2020 Group III – Remote Generation Outlet As needed and generation projects developed 2014 to 2020 Group II – Around the Twin Cities New 345 KV transmission loop around the Twin Cities 2011 2011 2012 2012 Group I S.E. Twin Cities-Rochester-LaCrosse / 345kV Bemidji-North Central MN / 230 kV Fargo-St. Cloud/Monticello area / 345kV Brookings, S.D.-SE Twin Cities / 345 kV Expected In-Service Project Group

CapX 2020 Group 1 Projects General Route Corridors

“Only the Beginning”

Public Policy Response to CapX 2005: Minnesota Legislation — Improved investment recovery model — Streamlined permitting process by moving siting to the PUC 2006: South Dakota Legislation — Improved investment recovery model (mirrored MN) 2007: North Dakota Bill — Seek improved investment recovery

Implementation Plan Q2 2006 Q3 2006 Q4 2006 Q1 2007 Q2 2007 Q3 2007 Q4 2007 Regulatory Filings – Project Group 1 File Notice Plans Implement NPs Prepare Group 1 CON File Group 1 CON Hearings Resolution / CON Issued Route Development (separate but coordinated efforts) Communications – Project Group 1 1. NP Filing 2A. Implement NP 2B. Public Engagement for Route Development

Xcel Energy Has a Robust Plan to Invest in Transmission We have a transmission expansion plan Regional 345kV system Design and project sequence driven by time critical needs These assets must be built in order to serve the region’s customers reliably Collaborative efforts have achieved legislative and regulatory reform for cost recovery in Minnesota and South Dakota (ND pending) There are high expectations that we will deliver An execution model has been established There is participant consensus to move ahead

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